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                                                            OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  September 30, 1998
------                                              Estimated average burden
                                                    hours per response ..... 0.5
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                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Lacey,         David             W.           Technitrol, Inc. (TNL)                        to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
   29 W. Sunset Avenue                            Person (Voluntary)         August 1998        ----        title ---       below)
---------------------------------------------                                                               below)
                 (Street)                                                                           Vice President Human Resources
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,   7. Individual or Joint/Group Filing
                                                                             Date of            (Check Applicable Line)
                                                                             Original             X  Form filed by One Reporting
  Philadelphia, PA 19118                          ###-##-####                (Month/Year)       ---- Person
                                                                                                     Form filed by More than One
                                                                                                ---- Reporting Person
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  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of        6. Ownership   7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           Securities          Form:          of In-
                                   Date        Code         (Instr. 3, 4 and 5)          Beneficially        Direct (D)     direct
                                               (Instr. 8)                                Owned at            or Indirect    Benefi-
                                  (Month/                                                End of Month        (I)            cial
                                   Day/   ---------------------------------------        (Instr. 3 and 4)    (Instr. 4)     Owner-
                                   Year)  Code    V      Amount   (A) or    Price                                           ship
                                                                  (D)                                                       (Instr.
                                                                                                                            4)

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Common Stock                      7/24/98   A     V       500      A       38.6875       500                 D                   (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                                                                     SEC 1474 (8/92)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                              DISPOSED OF, OR BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                   CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Derivative
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      Security
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           (Instr. 5)
                             ative        Year)                  (Instr. 3, 4,    Year)                                 (Instr. 5)
                             Security                            and 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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9. Number of           10. Ownership               11. Nature of
Derivative             Form of                     Indirect
Securities             Derivative                  Beneficial
Beneficially           Security:                   Ownership
Owned at End           Direct (D)                  (Instr. 4)
of Month               or Indirect (I)
(Instr. 4)             (Instr. 4)

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Explanation of Responses: (1) Technitrol, Inc. Restricted Stock Plan Award. The price disclosed is the price on the award date.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ David W. Lacey              9/3/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- ------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.                                              Page 2
  If space is insufficient, see Instruction 6 for procedure.                                                        SEC 1474 (7-96)

 Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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